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                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No.  333-83239

PRICING SUPPLEMENT DATED OCTOBER 4, 2000
TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 18, 2000

     - Date of notice of take down: October 3, 2000.

     - Number of shares to be sold in this tranche: 410,000.

     - Gross proceeds received by us from prior sales hereunder: $24,543,750.

     - Assuming these shares are sold to Bear Stearns at $7.8125 per share, the remaining dollar amount under this prospectus supplement is: $77,253,125.

     - Our common stock closed at a price of $7.8125 per share on October 3, 2000.